Exhibit 99.1

    Cost-U-Less Reports 13.8% Increase in Same Store Sales for Fourth Quarter

Preston, WA, January 8, 2004

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported an increase of 13.8% in same store sales (stores open a full 13 months), for the fiscal quarter ending December 28, 2003. Total sales for the fiscal quarter ending December 28, 2003 increased 11.4% to $50.5 million, compared to $45.3 million for the same period a year ago.

"Obviously this was a terrific quarter of sales for us, every market recording higher sales than the fourth quarter a year ago," said J. Jeffrey Meder, the Company's President and CEO. "For the last two years we have been able to report an improvement in same store sales for every quarter. Our teams of store managers and corporate based buyers have continued to find opportunities for greater sales, often in the face of increasing competition."

Same store sales for the fiscal quarter ending December 28, 2003 are calculated on stores excluding the Guam market as the Company's Dededo store was closed for part of the fiscal fourth quarters of both 2002 and 2003. The store was closed from December 8, 2002 until October 3 2003 due to damage resulting from Supertyphoon Pongsona that swept through the island of Guam on December 8, 2002.

Same store sales for the fiscal year ending December 28, 2003 increased 8.2% whereas total sales for the Company increased 0.5% to $177.0 million compared to $176.2 million for fiscal 2002. A decrease in sales due to the temporary closing of the Company's Dededo store in Guam from December 8, 2002 until October 3 2003, was more than offset by the positive same store sales elsewhere.


Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141